Exhibit 99

FOR IMMEDIATE RELEASE

Flight Safety Technologies, Inc. Announces Extended Testing of its
SOCRATES® Wake Vortex Sensor at Denver International Airport

MYSTIC, CT (October 6, 2005) - Flight Safety Technologies, Inc. (AMEX:FLT) intends to release the following information at a press conference scheduled for Friday, October 7, 2005, at the Denver International Airport SOCRATES® wake vortex sensor test site. The following information has been approved for release by NASA and Volpe/US DOT:

Flight Safety Technologies, Inc. is developing a new sensor intended to track hazardous wake vortices, the horizontal tornadoes that trail behind an airplane's wing tips, is being tested on the north side of Denver International Airport. The sensor is being designed to provide inputs to a system for air traffic controllers that might someday make takeoffs and landings safer and more regular. Our SOCRATES® wake vortex sensor employs an acoustic technique borrowed from underwater sonar that uses lasers as microphones to pick up sound generated by the vortices. These vortices can be hazardous to other aircraft when they encounter a vortex capable of rolling the aircraft over. This situation can be particularly dangerous during the approach or departure phase of flight when the pilot has insufficient altitude to recover.

Air traffic controllers maintain safety in current flight operations by putting more space between landings or takeoffs when a smaller aircraft follows a larger one. This extra space provides time for the wake vortex hazard to dissipate before the next airplane arrives, but it also deprives airports of precious runway capacity. This loss of capacity translates into delays at the busiest airports and airports that have a mix of various sized airplanes. The airline industry knows that most of the time the wake vortices are not present in the path of the trailing airplane because they either drift to the side with a cross wind, or sink below the path of the next aircraft. Until now there has been no way to ensure that the wake vortices have moved out of the flight corridor. Various government agencies and organizations have studied this problem for decades in order to develop a way to close the spacing behind heavy aircraft to the normal radar standard. The objective of this research would demonstrate that normal radar separation standards would be adequate when it can be confirmed that the wake vortices are not in the flight path of the trailing airplane.

In the 1990's, NASA developed predictive techniques to describe the expected behavior of an airplane's wake based upon measured wind information. Airline pilot associations have insisted on actual measurements of the vortices to validate these predictions in critical flight areas near the ground. Funded by NASA through the DOT Volpe National Transportation Systems Center (Volpe Center), Flight Safety Technologies was selected as the prime contractor and the Syracuse division of Lockheed Martin was selected as a principal sub-contractor to develop the SOCRATES® wake vortex sensor. This mutual cooperation has resulted in successful development and testing of several increasingly effective versions of the SOCRATES® wake vortex sensor. This sensor is a candidate for inclusion in a Wake Vortex Advisory System (WVAS) which would be used by air traffic controllers. A WVAS would provide controllers with the runway-specific information about whether wake vortex spacing or radar spacing should be used. Additionally, the wake measurements might provide a "safety net," alerting controllers in the rare event that the predicted wake vortex behavior failed to agree with measurements, with enough lead time to direct the trailing aircraft onto a safe course. According to NASA estimates, the benefit of an operational WVAS is estimated to be between 6% and 25% depending on traffic density and the mix of aircraft types.

The testing in Denver, originally scheduled to end October 14th, 2005, will be extended for approximately six months. This extension will allow SOCRATES® wake vortex sensor improvements to be incorporated and evaluated in a rapid fashion. It will evaluate the performance of SOCRATES® wake vortex sensor in two configurations, first looking straight up into the arrival path, and secondly surveying a broader area of airspace along the flight path. The Volpe Center has deployed wind measurement sensors and alternate vortex tracking instrumentation for comparison. If these tests provide positive results, the full scale emulation of a WVAS, integrating the predictive elements with the weather and vortex sensors is planned to take place next year. This combination could provide a valuable product for an air traffic control system that could dramatically improve airport runway capacity and flight safety.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

William B. Cotton
Flight Safety Technologies, Inc.
(847) 806-7707
ir@flysafetech.com